A. Brian Davis
Offer Letter to Join Tengion
Amendment No. 1

WHEREAS, Tengion, Inc. (the “Company”) extended a written offer of employment (the “Offer Letter”) to A. Brian Davis on July 29, 2010, providing for his at-will employment as Chief Financial Officer and Vice President, Finance; and

WHEREAS, the Offer Letter sets forth the terms and conditions of Mr. Davis’s employment, including compensation; and

WHEREAS, the Company wishes to amend the Offer Letter to provide that the Company will reimburse Mr. Davis for certain travel expenses incurred in connection with Mr. Davis’s service to the Company and will “gross-up” those reimbursements for federal, state and local income and employment tax purposes.

NOW, THEREFORE, the Company hereby amends the Offer Letter, effective January 1, 2013, to add a new Section 13, which will read in its entirety as follows:

Travel Expenses. The Company shall provide Mr. Davis reimbursement or direct payment for (i) the cost of reasonable commuting expenses between Mr. Davis’s home in Willow Grove, Pennsylvania and the Company’s facility in Winston-Salem and (ii) the reasonable costs of Mr. Davis’s lodging and meals while in or commuting to or from Winston-Salem in connection with the performance of his duties under the Offer Letter.

The Company shall reimburse Mr. Davis pursuant to the preceding paragraph in accordance with the policies and practices of the Company in effect from time to time upon presentation by the Executive to the Company of appropriate documentation thereof.  The reimbursement of an eligible expense shall be made as soon as practicable after Mr. Davis submits the request for reimbursement, but not later than December 31 following the calendar year in which the expense is incurred.

To the extent that a reimbursement or direct payment under this Section 13 is required to be treated as taxable income to Mr. Davis for federal, state or local income tax purposes, such reimbursement or direct payment will be “grossed-up” for federal, state and local income and employment taxes by payment of an additional amount (the “Gross-Up Amount”) so that Mr. Davis will receive, without duplication, (i) the full amount of any such reimbursement, after deduction of all amounts payable in respect of income and payroll tax liabilities

(other than the Old Age, Disability and Survivors Insurance (OASDI) portion of the Federal Insurance Contributions Act (FICA) tax, if applicable), (ii) an amount sufficient to pay all income and payroll tax liabilities (other than the OASDI portion of the FICA tax, if applicable) arising in connection with any such direct payment, and (iii) an amount sufficient to pay all income and payroll tax liabilities (other than the OASDI portion of the FICA tax, if applicable) arising in connection with payment of the Gross-Up Amount.  All sums to be paid as a part of the Gross-Up Amount shall be paid not later than December 31 of the calendar year in which a reimbursement or direct payment described above is made, subject to a true-up, if necessary, as of the date that Mr. Davis’s taxes for such year are due.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by the Mr. Davis and the Company’s duly authorized officer this 26th day of March, 2013.

THE COMPANY

/s/ A. Brian Davis	By: /s/ John. L. Miclot
A. Brian Davis	Name: John L. Miclot
Title: President and Chief Executive Officer

This Amendment No. 1 may be executed in counterparts.

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